Exhibit 10.1

SALE INCENTIVE AGREEMENT

    This SALE INCENTIVE AGREEMENT ("Agreement") is made and entered into effective this 31 day of July, 2024, by and between Michael B. Faulconer ("Executive") and nVent Management Company (the "Company").

    WHEREAS, the parties wish to memorialize their understanding regarding a sale incentive bonus that the Company is hereby offering to Executive as an inducement for Executive to support the sale of the Thermal Management business by January 31, 2025, and continue Executive’s employment relationship with the Company subject to the terms and conditions of this Agreement;

    WHEREFORE, for good and valuable consideration, Executive and the Company agree as follows:

    1.    Sale Incentive Bonus. Provided the Conditions as defined in Section 2 below are met, and subject to Section 4, the Company shall pay Executive a single lump sum cash payment equal to $1,625,000 (the "Sale Incentive Bonus"). The Sale Incentive Bonus shall be paid to Executive as soon as practicable following the Sale Date (as defined in Section 3), shall be made in U.S. dollars, and shall be subject to applicable withholding taxes.

    2.    Conditions. The "Conditions" are all of the conditions set forth in subsections (a)-(e) of this Section 2. Specifically, Executive will be deemed to have complied with all of the Conditions provided that he:

    (a)    does not resign from employment prior to the Sale Date;

    (b)    is not discharged by the Company for Cause (as defined in Section 3) prior to the Sale Date;

    (c)    does not suffer an employment loss with the Company prior to the Sale Date due to Executive's death or disability;

    (d)    faithfully performs all assigned duties and responsibilities through the Sale Date; and

    (e)    complies with the confidentiality provisions of Section 5.

    3.    Definitions.

a."Sale Date" means the date of consummation of the closing of the sale by nVent Electric plc of its Thermal Management business to Brookfield Asset Management Ltd. (or its affiliates) or any of its portfolio companies and their affiliates, provided such closing occurs prior to January 31, 2025. If a sale of the Thermal Management business by nVent Electric plc to Brookfield Asset Management Ltd. (or its affiliates) or any of its portfolio companies and their affiliates is not consummated by January 31, 2025, then this Agreement shall terminate and no amount shall be paid hereunder.

b."Cause" means Executive's: (i) conviction of a felony or conviction of any gross misdemeanor involving any act of moral turpitude; (ii) commission of any intentional act of theft, fraud, falsification or other act of dishonesty involving the Company or its affiliates; (iii) improper use or disclosure of the Company’s or any of its affiliates’ confidential or proprietary information; or (iv) willful failure to perform any assigned duties or responsibilities if such failure is not cured within thirty days after receiving written notice of such alleged failure.

    4.    280G Limitations. If any portion of the payment owed hereunder, whether singly or in combination with other payments or benefits to be provided to Executive in connection with the sale of the Thermal Management business (the “Total Payments”), would constitute an “excess parachute payment” and would, but for this Section 4, result in the imposition on Executive of an excise tax under Internal Revenue Code Section 4999, then the Total Payments to be made to Executive shall either be (a) paid or provided in full, or (b) reduced to such amount so that no portion of such Total Payment would be subject to such excise tax, whichever of the foregoing results in the receipt by Executive of the greatest payments and benefits on an after-tax basis (taking into account the applicable federal, state and local income taxes and the excise tax).

    5.    Confidentiality. Executive acknowledges and agrees that the terms, amount and fact of this Agreement are strictly confidential and shall be held in the strictest and total confidence. Executive further represents that Executive will not disclose the terms, amount or fact of this Agreement to anyone except Executive's legal counsel, spouse (if applicable), Executive's necessary financial advisor, all policing or regulatory agencies, and as required by law. Executive acknowledges and agrees that Executive's violation of this provision shall constitute a material violation of this Agreement, and that should any such violation occur, the Company shall be entitled to terminate this Agreement immediately and not pay the Sale Incentive Bonus.

    6.    At Will Employment. Executive’s employment with the Company remains “at will,” meaning that either Executive or the Company may terminate Executive’s employment at any time and for any reason, with or without cause. This Agreement does not constitute a contract of employment.

7.    Merger. This Agreement is the sole understanding between the parties regarding the financial incentive to Executive associated with remaining employed until the Sale Date.

Executive agrees and warrants that no representation, promise or inducement has been offered for this Agreement aside from the promise made herein, and any past understandings regarding the subject matter of this Agreement are superseded and replaced by this Agreement.

    8.    Counterparts; Governing Law. This Agreement may be executed in counterparts, and counterpart signatures or signatures delivered via facsimile or via email shall be given the same effect as if a single original document had been signed. This Agreement shall be interpreted and construed according to the laws of the State of Minnesota, without reference to conflict of laws principles thereof.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer, and Executive has executed this Agreement.

Dated: 7/31/2024    , 2024            /s/ Lynette Heath
                        Lynnette Heath,
EVP & CHRO, nVent Management Company

Dated: 7/31/2024    , 2024            /s/ Michael B. Faulconer
                        Michael B. Faulconer

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